Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Anadarko Petroleum Corporation:

We consent to the use of our report dated March 2, 2006, except as to the first paragraph of Note 11 and Note 22, which are as of September 5, 2006, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the September 6, 2006 Form 8-K of Anadarko Petroleum Corporation, and our report dated March 2, 2006, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Anadarko Petroleum Corporation, both incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus and prospectus supplement.

/s/ KPMG LLP

Houston, Texas

September 5, 2006